UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 16, 2022

Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue,	Cleveland,	Ohio	44115-2634
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATHX	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;             Compensatory Arrangements of Certain Officers.

Director Resignations

On June 16, 2022, John J. Harrington, a member of the Board of Directors (the “Board”) of Athersys, Inc. (the “Company”), notified the Company of his resignation from the Board, effective immediately. Dr. Harrington has served on the Board since October 1995. Dr. Harrington’s decision to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 16, 2022, Hardy TS Kagimoto, a member of the Board, notified the Company of his resignation from the Board, effective immediately. Dr. Kagimoto has served on the Board since June 2018. Dr. Kagimoto’s decision to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 16, 2022, Katherine Kalin, a member of the Board, notified the Company of her resignation from the Board, effective immediately. Ms. Kalin has served on the Board since November 2020. Ms. Kalin’s decision to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 16, 2022, Lorin J. Randall, a member of the Board, notified the Company of his resignation from the Board, effective immediately. Mr. Randall has served on the Board since September 2007. Mr. Randall’s decision to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 16, 2022, Baiju R. Shah, a member of the Board, notified the Company of his resignation from the Board, effective immediately. Mr. Shah has served on the Board since November 2020. Mr. Shah’s decision to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations and not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company wishes to express its gratitude to Dr. Harrington, Dr. Kagimoto, Ms. Kalin, Mr. Randall and Mr. Shah for their contributions to the Board. Following their decisions to resign from the Board, the Board reduced its size to five members, effective immediately.
Appointment of Maia Hansen as Chief Operating Officer

On June 17, 2022, the Board appointed Maia Hansen as the Company’s Chief Operating Officer, effective immediately. Prior to this role, Ms. Hansen, 54, served as the Company’s Senior Vice President of Operations and Supply Chain since March 2020. Prior to joining the Company, Ms. Hansen was a senior partner at McKinsey & Company, a global senior management consulting firm, since 2013, working in several end markets, including pharmaceuticals, medical device, consumer and industrials.

To reflect her increased level of responsibility and leadership in the Company, in connection with her promotion, Ms. Hansen received grants of 50,000 stock options and 33,333 time-vested restricted stock units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 21, 2022

ATHERSYS, INC.

By:	/s/ Daniel Camardo
Name: Daniel Camardo Title: Chief Executive Officer